Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER 2021 RESULTS

PHOENIX, AZ., February 16, 2022—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 27 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended December 31, 2021.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

For the three months ended December 31, 2021:

●	Service revenue was $251.4 million for the fourth quarter of 2021 compared to $238.3 million for the fourth quarter of 2020. The increase year over year in service revenue was primarily due to an increase in revenue per student year over year, partially offset by a slight decrease in university partner enrollments between years of 3.0%. The increase in revenue per student is primarily due to the service revenue impact of the higher room, board, fee and other ancillary revenues at GCU in the fourth quarter of 2021 as compared to the same period in 2020 as a result of an increase in GCU residential student enrollment between periods due to the growth in traditional campus enrollment and the revenue impact of some residential students staying home and taking all of their courses online in 2020 (see - Impact of COVID-19 below) and the growth in the enrollment for students at off-campus classroom and laboratory sites. Service revenue per student for off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students are studying in the Accelerated Bachelor of Science in Nursing program and take more credits on average per semester.
●	Partner enrollments totaled 112,554 at December 31, 2021 as compared to 115,997 at December 31, 2020, a decrease of 3.0%. University partner enrollments at our off-campus classroom and laboratory sites were 4,684, an increase of 5.9% over enrollments at December 31, 2020, which includes 269 GCU students at December 31, 2021. This growth rate has slowed over the past year primarily due to a 45.7% decline in Occupational Therapy Assistant students (see – Impact of COVID-19 below). Enrollments at GCU declined to 108,139 at December 31, 2021, a decrease of 3.1% over enrollments at December 31, 2020 as online enrollments declined 5.5% to 84,510, partially offset by an increase in ground enrollments of 9.9% to 23,629 (see – Impact of COVID -19 below).
●	Operating income for the three months ended December 31, 2021 was $102.4 million, an increase of $5.1 million as compared to $97.3 million for the same period in 2020. The operating margin for the three months ended December 31, 2021 was 40.7%, compared to 40.8% for the same period in 2020.

●	Interest income, net of interest expense decreased to $6.5 million for the fourth quarter of 2021 compared to $14.1 million for the same period in 2020 primarily due to the payoff of the Secured Note receivable during the quarter.

●	Net income decreased 1.9% to $85.1 million for the fourth quarter of 2021, compared to $86.8 million for the same period in 2020. As adjusted net income was $83.7 million and $88.4 million for the fourth quarters of 2021 and 2020, respectively.

●	Diluted net income per share was $2.15 and $1.86 for the fourth quarters of 2021 and 2020, respectively. As adjusted diluted net income per share was $2.11 and $1.89 for the fourth quarters of 2021 and 2020, respectively.

●	Adjusted EBITDA increased 1.1% to $109.0 million for the fourth quarter of 2021, compared to $107.8 million for the same period in 2020.

For the year ended December 31, 2021:

●	Service revenue was $896.6 million for the year ended December 31, 2021 compared to $844.1 million for the same period in 2020. The increase year over year in service revenue was primarily due to an increase in revenue per student year over year. University partner enrollments growth decelerated during the year from year over year growth of 8.5% to a decline of 3.0% at year-end (see – Impact of COVID-19 below). The increase in revenue per student is primarily due to the service revenue impact of the higher room, board, fee and other ancillary revenues at GCU in 2021 as compared to the same period in 2020 as a result of an increase in GCU residential student enrollment between periods due to the growth in traditional campus enrollment and the revenue impact of some residential students staying home and taking all of their courses online in 2020 (see - Impact of COVID-19 below) and the growth in the enrollment for students at off-campus classroom and laboratory sites. Service revenue per student for off-campus classroom and laboratory sites generates a significantly higher revenue per student than we earn under our agreement with GCU, as these agreements generally provide us with a higher revenue share percentage, the partners have higher tuition rates than GCU and the majority of their students are studying in the Accelerated Bachelor of Science in Nursing program and take more credits on average per semester.
●	Operating income for the year ended December 31, 2021 was $282.2 million, an increase of $4.8 million as compared to $277.4 million for the same period in 2020. The operating margin for the year ended December 31, 2021 was 31.5%, compared to 32.9% for the same period in 2020.

●	Interest income, net of interest expense decreased to $49.1 million for the year ended December 31, 2021 compared to $55.7 million for the same period in 2020 primarily due to the payoff of the Secured Note receivable during the fourth quarter.

●	The tax rate in the year ended December 31, 2021 was 21.4% compared to 22.8% in the same period in 2020. The 2021 effective tax rate was lower due to higher excess tax benefits in the year ended December 31, 2021 of $4.4 million, compared to $1.4 million for the same period in 2020.

●	Net income increased 1.2% to $260.3 million for the year ended December 31, 2021, compared to $257.2 million for the same period in 2020. As adjusted net income was $263.8 million and $263.7 million for the years ended December 31, 2021 and 2020, respectively.

●	Diluted net income per share was $5.92 and $5.45 for the year ended December 31, 2021 and 2020, respectively. As adjusted diluted net income per share was $6.00 and $5.59 for the years ended December 31, 2021 and 2020, respectively.

●	Adjusted EBITDA increased 1.1% to $327.4 million for the year ended December 31, 2021, compared to $323.8 million for 2020.

Liquidity and Capital Resources

Our unrestricted cash and cash equivalents and investments were $600.9 million and $256.6 million as of December 31, 2021 and December 31, 2020, respectively. Our liquidity position, as measured by cash and cash equivalents plus borrowing availability increased by $86.6 million during fiscal 2021, which was largely attributable to the Secured Note receivable payoff of $1.0 billion by GCU and net cash provided by operating activities of $313.1 million. These large inflows were partially offset by the principal payments and the payoff of our credit facility as well as the termination of our unused revolving line of credit of $107.8 million and $150.0 million, respectively, and share repurchases during fiscal year 2021 of $803.8 million.

Share Repurchase Plan

GCE announced today that in January 2022 the Company’s Board of Directors increased the authorization under its existing stock repurchase program by $175.0 million, reflecting an aggregate authorization for share repurchases since the initiation of our program of $1,645 million. The new authorization allows the Company to repurchase the Company’s common stock from time to time at management’s discretion during the period ended December 31, 2022, unless such period is extended or shortened by the Board of Directors. As of December 31, 2021, there remained $420.4 million available under our current share repurchase authorization (which authorization was increased to $595.4 million in January 2022.) As of February 14, 2022, the Company had 35,326,730 shares of common stock outstanding. The plan permits the Company to make purchases in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. The level of purchase activity is subject to market conditions and other investment opportunities. The plan does not obligate GCE to acquire any particular amount of common stock and may be suspended or discontinued at any time. The repurchase program may be funded using the Company’s available cash and positive operating cash flows.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

Impact of COVID-19

Since March 2020, the world has been, and continues to be, impacted by the COVID-19 pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments that have occurred at various times since March 2020, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners.

GCE has a long-term master services agreement with GCU (the “Master Services Agreement”) pursuant to which GCE provides education services to GCU in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel. GCU has four types of students: traditional ground university students, who attend class on its campus in Phoenix, Arizona and of which approximately 70% have historically lived on campus in university owned residence halls; professional studies students, who are working adult students who attend class one night a week on the Phoenix campus; online students who attend class fully online; and students who are studying in hybrid programs in which the ground component takes place at off-campus classroom and laboratory sites.

The COVID-19 outbreak, as well as measures taken to contain its spread, has impacted GCU’s students and its business in a number of ways. Beginning in March 2020, GCU’s programs for its professional studies students and its traditional ground university students were immediately converted to an online learning environment and residential students were strongly encouraged to move off campus. Summer 2020 semester classes were moved to an online environment as well and most students were given the choice of attending the Fall 2020 semester in person or completely online. Given GCE’s historical experience delivering online education services and the fact that all of GCU’s students and faculty use the university’s online learning management system for at least some of the coursework, the transition was seamless and thus, the university did not incur a significant decrease in tuition revenue or significant increase in costs associated with this transition in March 2020. The following impacts from the COVID-19 pandemic, however, did serve to reduce GCU’s non-tuition revenue during 2020 and reduced GCU’s revenue during 2021 and, consequently, the service revenues we earned under the Master Services Agreement:

●	Traditional ground university students who elected to move off campus near the end of the Spring 2020 semester received partial refunds for dormitory and meal payments, which reduced GCU’s revenue and thus the service revenues earned by GCE in the last nine days of March 2020 and the month of April 2020;

●	Ancillary businesses operated by GCU such as its hotel and merchandise shops were closed in late March 2020. Most of these businesses re-opened with scaled back operations in mid-September 2020. Some of these ancillary businesses have fully reopened while others still have not, which has reduced GCU’s revenues and thus the service revenues earned by GCE. Until these businesses return to full capacity, it will continue to reduce GCU’s revenues and thus the service revenues earned by GCE;

●	Limited residential students remained on campus during the Summer 2020 semester, which reduced GCU’s dormitory and ancillary revenues and thus the service revenues earned by GCE in 2020. The number of residential students that remained on campus during the Summer 2021 semester, however, was higher than in the Summer of 2019;

●	GCU’s doctoral students are required to attend two residencies on the university’s campus and at its hotel in Phoenix, Arizona as part of their dissertation. On an annual basis approximately 3,000 learners attend the week-long residencies, most of whom have historically attended in the Summer. Most of the residencies which were scheduled for the last week of March 2020 through the end of July 2020 were cancelled, and the residencies scheduled for August 2020 through December 2020 were held at another location with lower than normal attendance. This reduced GCU’s revenues including at its hotel, and thus reduced service revenues earned by GCE until residencies returned to normal attendance. In the first quarter of 2021, doctoral residencies returned to the university’s campus and its hotel, although at lower than normal attendance rates. Attendance at doctoral residencies beginning in the second quarter of 2021 returned to 2019 levels; however, the residencies were held at an off-site location during the Fall semester;

●	GCU shifted its start date for the Fall 2020 semester for its traditional ground students from August 24, 2020 to September 8, 2020, which had the effect of shifting tuition revenue for all GCU traditional students and certain ancillary revenue for residential students, from the third quarter of 2020 to the fourth quarter of 2020. This later start date for the Fall semester was retained in 2021 as the semester began on September 7, 2021;

●	GCU shifted its move-in date for its residential students in the Fall 2020 semester to the week of September 21, 2020, which reduced housing revenue and certain ancillary revenue for residential students by three weeks. In addition, approximately 4,900 of GCU’s traditional campus students elected to attend the Fall 2020 semester entirely in the online modality. Residential enrollment for the Fall 2020 semester was 11,441 whereas residential bed capacity is approximately 14,500. This reduction in residential students caused a reduction in GCU’s revenue and thus the service revenues earned by GCE. The number of residential students for the Fall semester of 2021 was 15,570, an increase of 36.1% over Fall semester of 2020;

●	The first week of the Spring 2021 semester was completed in an online modality for GCU’s traditional students to provide greater flexibility for students returning to campus after the holidays. Face-to-face instruction for the semester commenced on January 11, 2021 and ended April 1, 2021 for approximately 80% of classes, followed by two weeks of online instruction. Approximately 3,500 traditional ground students elected to complete the Spring 2021 semester entirely in the online modality. These changes had the effect of reducing GCU’s dormitory and ancillary revenues in the Spring of 2021 and thus the service revenues earned by GCE;

●	During the second quarter of 2020, GCU’s online enrollment growth accelerated significantly into the high single digits. The increased level of online enrollment at that time resulted from a combination of factors including an acceleration of new students starting programs, a higher-than-expected number of students returning to the university that had taken a break from their program (“re-enters”) and a lower-than-expected number of students deciding to drop out of or take a break from their program. We believe these trends were primarily caused by the shutdowns precipitated by the COVID-19 outbreak as greater numbers of working adults decided to return to school to finish undergraduate degree programs that they had previously started or to start new graduate degree programs during this time. These trends generally continued through the first quarter of 2021. Beginning in the second quarter of 2021, online enrollment growth rates as compared to the prior year period began to slow as both new enrollments and re-enters were down year over year, the numbers of students dropping out of school or taking periodic breaks in their program returned to historical levels and students completing their programs increased significantly on a year over year basis. These trends continued through the rest of 2021 and thus the year over year online growth rate continued to decline. The decline in new enrollments as compared to the prior year beginning in the second quarter of 2021 and continuing through the end of 2021 were also the result of recruitment challenges caused by the reduced access to schools, hospitals, and businesses where our potential students work. We believe that as the year over year comparables return to historical levels and schools, hospitals and businesses fully reopen, our online enrollment growth rate will begin to re-accelerate; and

●	Professional studies students have declined significantly since the onset of the COVID-19 outbreak. Professional studies students at that time were converted to the online learning environment; since then, most have completed their programs while no new cohorts have been started until very recently. Now that the university has approved the recruitment of new professional studies cohorts, we anticipate that the number of these students will begin to grow.

The changes described above at GCU have impacted or will impact GCE’s service revenue under the Master Services Agreement. In addition, due to the limited operating expenses that we incur to deliver those services, there has been or will be a direct reduction in our operating profit and operating margin.

GCE also provides services to numerous university partners across the United States, including GCU at off-campus classroom and laboratory sites. The majority of these university partners’ students are studying in the Accelerated Bachelor of Science in Nursing (“ABSN”) program which is offered in a 12-16-month format in three or four academic semesters. The Spring, Summer and Fall 2020 and Spring, Summer and Fall 2021 semesters were completed without interruption and each university partner has started its Spring 2022 semester. Some students who were scheduled to start their programs in the Summer 2020 semester delayed their start until the Fall 2020 semester, which resulted in lower enrollments and revenues in the Summer 2020 semester than was planned. In a number of locations, the demand to start in the Fall 2020 semester was greater than initially planned but a number of our university or healthcare partners chose not to increase the Fall 2020 cohort size to compensate for the Summer 2020 start shortfall due to concerns about clinical availability. The Fall 2020 enrollment was only slightly lower than our original expectations as the Summer 2020 new start shortfall was offset by higher retention rates and slightly higher than expected Fall 2020 new starts. Beginning with the Summer 2021 semester and continuing into the Fall 2021 semester, we have experienced a decline in revenue per student from students in these programs caused primarily by some students delaying their scheduled clinical courses due to vaccine mandates at hospital partners and we are starting to see a reduction in our off-site classroom and laboratory student enrollment growth rate due primarily to delays in the opening of scheduled new sites and requests by some of our university or hospital partners or their state regulatory boards to reduce cohort sizes due to concerns over potential clinical faculty availability caused by nursing and other healthcare employee shortages. This is especially true with our university partner’s Occupational Therapy Assistants (“OTA”) program in which enrollment declined 45.7% between December 31, 2020 and 2021 as the university partner stopped admitting new students for most of 2021 due to clinical placement backlog. None of our ABSN partners have stopped admitting new students but some locations that were scheduled to open in 2021 and 2022 have been pushed back and some existing partners have reduced incoming cohort sizes due to the concern that there are not enough nurses to serve as clinical faculty.

No other changes are currently anticipated with our other university partners related to the Spring 2022 semester that would have a material impact on GCE’s service revenue, operating profit and operating margins. However, if one of our university partners were to close an off-campus classroom and laboratory site prior to the end of the Spring 2022 semester or take some other action that adversely impacted program enrollment, such an event would reduce the service revenues earned by GCE.

The COVID-19 outbreak also presents operational challenges to GCE as a large percentage of our workforce is currently working remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, and thereby result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.

Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

2022 Outlook
Q1 2022:

Service revenue of between $241.5 million and $242.5 million; As Adjusted Operating Margin of between 32.7% and 32.9%; Effective tax rate of 25.3%; As Adjusted Diluted EPS of between $1.69 and $1.71 using 34.8 million diluted shares

Q2 2022:

Service revenue of between $199.5 million and $202.7 million; As Adjusted Operating Margin of between 17.2% and 18.4%; Effective tax rate of 24.8%; As Adjusted Diluted EPS of between $0.81 and $0.88 using 31.8 million diluted shares

Q3 2022:

Service revenue of between $209.8 million and $218.0 million; As Adjusted Operating Margin of between 18.7% and 21.8%; Effective tax rate of 24.8%; As Adjusted Diluted EPS of between $0.95 and $1.15 using 31.1 million diluted shares

Q4 2022:

Service revenue of between $254.2 million and $266.8 million; As Adjusted Operating Margin of between 34.1% and 37.2%; Effective tax rate of 24.4%; As Adjusted Diluted EPS of between $2.13 and $2.44 using 30.8 million diluted shares

Full Year 2022:

Service revenue of between $905.0 million and $930.0 million; As Adjusted Operating Margin of between 26.4% and 28.3%; Effective tax rate of 24.8%; As Adjusted Diluted EPS of between $5.58 and $6.18 using 32.1 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory, economic, or business developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause our actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, including the continuing, and potential future, adverse effects of the COVID-19 pandemic, or public health crises: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2021, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2021 results and full year 2022 outlook during a conference call scheduled for today, February 16, 2022 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 5680497 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 5680497. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 27 university partners. GCE is uniquely positioned in the education services industry in that its leadership has over 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
(In thousands, except per share data)
Service revenue	$251,376	$238,289	$896,564	$844,096
Costs and expenses:
Technology and academic services	30,815	31,833	132,078	116,012
Counseling services and support	64,799	58,505	249,179	234,534
Marketing and communication	42,546	38,292	182,872	164,334
General and administrative	8,712	10,263	41,826	43,360
Amortization of intangible assets	2,104	2,104	8,419	8,419
Total costs and expenses	148,976	140,997	614,374	566,659
Operating income	102,400	97,292	282,190	277,437
Interest income on Secured Note	7,737	14,872	52,090	59,190
Interest expense	(1,298)	(865)	(3,601)	(4,402)
Investment interest and other	33	122	610	915
Income before income taxes	108,872	111,421	331,289	333,140
Income tax expense	23,759	24,666	70,945	75,944
Net income	$85,113	$86,755	$260,344	$257,196
Earnings per share:
Basic income per share	$2.15	$1.87	$5.94	$5.49
Diluted income per share	$2.15	$1.86	$5.92	$5.45
Basic weighted average shares outstanding	39,571	46,369	43,835	46,880
Diluted weighted average shares outstanding	39,669	46,655	43,958	47,165

Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of December 31,	As of December 31,
(In thousands, except par value)	2021	2020
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$600,941	$245,769
Investments	—	10,840
Accounts receivable, net	70,063	62,189
Interest receivable on Secured Note	—	5,011
Income taxes receivable	1,275	1,294
Other current assets	8,766	8,639
Total current assets	681,045	333,742
Property and equipment, net	136,120	128,657
Right-of-use assets	57,652	61,020
Secured Note receivable, net	—	964,912
Amortizable intangible assets, net	185,219	193,638
Goodwill	160,766	160,766
Other assets	1,943	1,844
Total assets	$1,222,745	$1,844,579
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$24,306	$16,583
Accrued compensation and benefits	32,714	34,248
Accrued liabilities	27,593	21,945
Income taxes payable	5,895	5,405
Deferred revenue	10	—
Current portion of lease liability	7,426	7,393
Current portion of notes payable	—	33,144
Total current liabilities	97,944	118,718
Deferred income taxes, noncurrent	25,962	20,288
Other noncurrent liabilities	37	3
Lease liability, less current portion	53,755	56,611
Notes payable, less current portion	—	74,630
Total liabilities	177,698	270,250
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,637 and 53,277 shares issued and 37,722 and 46,649 shares outstanding at December 31, 2021 and December 31, 2020, respectively	536	533
Treasury stock, at cost, 15,915 and 6,628 shares of common stock at December 31, 2021 and December 31, 2020, respectively	(1,107,211)	(303,379)
Additional paid-in capital	296,670	282,467
Retained earnings	1,855,052	1,594,708
Total stockholders’ equity	1,045,047	1,574,329
Total liabilities and stockholders’ equity	$1,222,745	$1,844,579

Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended
	December 31,
(In thousands)	2021	2020

Cash flows provided by operating activities:
Net income	$260,344	$257,196
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	11,526	10,663
Reversal of credit loss reserve	(5,000)	—
Depreciation and amortization	21,994	21,233
Amortization of intangible assets	8,419	8,419
Deferred income taxes	5,674	3,136
Other, including fixed asset impairments	677	571
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	(2,863)	(13,250)
Other assets	(256)	(621)
Right-of-use assets and lease liabilities	545	2,151
Accounts payable	7,392	1,012
Accrued liabilities	4,148	18,612
Income taxes receivable/payable	509	(279)
Deferred rent	10	(20)
Net cash provided by operating activities	313,119	308,823
Cash flows provided by (used in) investing activities:
Capital expenditures	(28,875)	(29,418)
Additions of amortizable content	(515)	(524)
Funding to GCU	(190,000)	(75,000)
Repayment by GCU	1,159,912	75,000
Purchases of investments	(56,335)	—
Proceeds from sale or maturity of investments	66,792	10,591
Net cash provided by (used in) investing activities	950,979	(19,351)
Cash flows used in financing activities:
Principal payments on notes payable	(107,774)	(33,144)
Repurchase of common shares including shares withheld in lieu of income taxes	(803,832)	(134,014)
Net proceeds from exercise of stock options	2,680	883
Net cash used in financing activities	(908,926)	(166,275)
Net increase in cash and cash equivalents and restricted cash	355,172	123,197
Cash and cash equivalents and restricted cash, beginning of period	245,769	122,572
Cash and cash equivalents and restricted cash, end of period	$600,941	$245,769
Supplemental disclosure of cash flow information
Cash paid for interest	$3,697	$4,306
Cash paid for income taxes	$61,900	$68,381
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,536	$1,206
Allowance for credit losses of $5,000, net of taxes of $1,168 from adoption of ASU 2016-13	$—	$3,832
ROU Asset and Liability recognition	$3,368	$33,250

Grand Canyon Education, Inc. Reports Fourth Quarter 2021 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$85,113	$86,755	$260,344	$257,196
Plus: interest expense	1,298	865	3,601	4,402
Less: interest income on Secured Note	(7,737)	(14,872)	(52,090)	(59,190)
Less: investment interest and other	(33)	(122)	(610)	(915)
Plus: income tax expense	23,759	24,666	70,945	75,944
Plus: amortization of intangible assets	2,104	2,104	8,419	8,419
Plus: depreciation and amortization	5,593	5,394	21,994	21,233
EBITDA	110,097	104,790	312,603	307,089
Plus: contributions in lieu of state income taxes	—	—	5,000	5,000
Less: reversal of credit loss reserve	(5,000)	—	(5,000)	—
Plus: share-based compensation	2,811	2,616	11,526	10,663
Plus: estimated litigation and regulatory reserves	1,062	401	3,225	1,078
Adjusted EBITDA	$108,970	$107,807	$327,354	$323,830

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, the reversal of credit loss reserve and the write off of deferred loan costs upon repayment of the credit facility, allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three-months and years ended December 31, 2021 and 2020, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

	(Unaudited, in thousands except per share data)
GAAP Net income	$85,113	$86,755	$260,344	$257,196
Amortization of intangible assets	2,104	2,104	8,419	8,419
Reversal of credit loss reserve	(5,000)	—	(5,000)	—
Write off remaining deferred loan costs upon repayment of credit facility	1,028	—	1,028	—
Income tax effects of adjustments(1)	408	(466)	(952)	(1,919)
As Adjusted, Non-GAAP Net income	$83,653	$88,393	$263,839	$263,696

GAAP Diluted income per share	$2.15	$1.86	$5.92	$5.45
Amortization of intangible assets (2)	$0.04	$0.04	$0.15	$0.14
Reversal of credit loss reserve (3)	$(0.10)	$—	$(0.09)	$—
Write off remaining deferred loan costs upon repayment of credit facility (4)	$0.02	$—	$0.02	$—
As Adjusted, Non-GAAP Diluted income per share	$2.11	$1.89	$6.00	$5.59

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended December 31, 2021 and 2020, respectively, and net of an income tax benefit of $0.04 and $0.04 for the years ended December 31, 2021 and 2020, respectively.
(3)	The reversal of credit loss reserve per diluted share is net of an income tax expense of $0.03 for the three months ended December 31, 2021, and net of an income tax expense of $0.02 for the year ended December 31, 2021.

(4)	The write off of remaining deferred loan costs upon repayments of the credit facility per diluted share is net of an income tax benefit of $0.01 for the three months ended December 31, 2021, and net of an income tax benefit of $0.00 for the year ended December 31, 2021.